Exhibit 99.1

ChemoCentryx Announces Approval in Japan of TAVNEOSTM (Avacopan) for the Treatment of ANCA-Associated Vasculitis

— Approved for use in Japan in patients with microscopic polyangiitis and granulomatosis with polyangiitis –

SAN CARLOS, Calif., SEPTEMBER 27, 2021 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced that Kissei Pharmaceutical Co., Ltd. has received approval from the Japanese Ministry of Health, Labor, and Welfare (MHLW) to market TAVNEOSTM (avacopan), an orally administered selective complement 5a receptor inhibitor, in Japan for the treatment of patients with microscopic polyangiitis (MPA) and granulomatosis with polyangiitis (GPA), the two main forms of anti-neutrophil cytoplasmic autoantibody-associated vasculitis also known as ANCA-associated vasculitis or ANCA vasculitis.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan in markets outside of the U.S., and Vifor Pharma has granted Kissei Pharmaceutical Co., Ltd. an exclusive license to commercialize TAVNEOSTM (avacopan), in Japan.

ANCA-associated vasculitis was officially designated an intractable disease by the MHLW. Intractable diseases are rare diseases for which no effective treatment exists but for which long-term treatment is required. Japan promotes research related to intractable diseases and financially supports patients with these diseases.

“This marks the first ever approval by a regulatory agency of a novel medication discovered and developed by ChemoCentryx. We would like to thank Kissei and the MHLW for their time and tremendous efforts, which made this important milestone in the mission to bring relief to patients suffering from diseases with major unmet needs possible,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx.

In other countries, the PDUFA goal date for the Food and Drug Administration (FDA) decision on the Company’s amended NDA is October 7, 2021 and the regulatory decision in Europe following the European Medicines Agency (EMA) review is expected by the end of 2021.

About TAVNEOSTM (avacopan)

TAVNEOS (avacopan), approved by the Japanese Ministry of Health, Labor and Welfare for the treatment of microscopic polyangiitis and granulomatosis with polyangiitis (the two main forms of ANCA-associated vasculitis), is a first-in-class, orally-administered small molecule that employs a novel, highly targeted mode of action in complement-driven autoimmune and inflammatory diseases. By precisely blocking the receptor (the C5aR) for the pro-inflammatory complement system fragment known as C5a on destructive inflammatory cells such as blood neutrophils, avacopan arrests the ability of those cells to do damage in response to C5a activation, which is known to be the driver of ANCA-associated vasculitis. Current therapies for ANCA-associated vasculitis and other related illnesses typically include broad immunosuppression with daily doses of glucocorticoids (steroids) such as prednisone or methylprednisone, which can cause significant illness and even death. TAVNEOS’s selective inhibition of only the C5aR leaves the beneficial C5a pathway through the C5L2 receptor functioning normally.

ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G), hidradenitis suppurativa (HS) and Lupus Nephritis (LN). The U.S. Food and Drug Administration has granted avacopan orphan drug designation for ANCA-associated vasculitis and C3G. The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G.

About ANCA-Associated Vasculitis

ANCA-associated vasculitis is a systemic disease in which over-activation of the complement pathway further activates neutrophils, leading to inflammation and destruction of small blood vessels. This results in organ damage and failure, with the kidney as the major target, and is fatal if not treated. Currently, treatment for ANCA-associated vasculitis consists of courses of non-specific immuno-suppressants (cyclophosphamide or rituximab), combined with the administration of daily glucocorticoids (steroids) for prolonged periods of time, which can be associated with significant clinical risk including death from infection.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx’s lead drug candidate, avacopan (CCX168), successfully completed a pivotal Phase III trial in ANCA-associated vasculitis and is in late stage clinical development for the treatment of severe Hidradenitis Suppurativa and C3 glomerulopathy (C3G). ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, including whether TAVNEOS (avacopan) will be approved for the treatment of patients with ANCA-associated vasculitis by the FDA and EMA and the timing of such approvals, if any. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Burns McClellan, Inc.

Lee Roth

212.213.0006

lroth@burnsmc.com